Exhibit 99.1

Travelzoo 590 Madison Avenue 35th Floor New York, NY 10022 Investor Relations: ir@travelzoo.com
FOR IMMEDIATE RELEASE

Travelzoo Reports Fourth Quarter 2025 Results

NEW YORK, February 19, 2026 — Travelzoo® (NASDAQ: TZOO):

•Revenue of $22.5 million, up 9% year-over-year
•Consolidated operating profit of $0.6 million
•Non-GAAP consolidated operating profit of $0.9 million
•Cash flow from operations of $1.5 million
•Earnings per share (EPS) of $0.00

Travelzoo, the club for travel enthusiasts, today announced financial results for the fourth quarter ended December 31, 2025. Consolidated revenue was $22.5 million, up 9% from $20.7 million year-over-year. In constant currencies, revenue was $22.1 million, up 7% year-over-year. Travelzoo's reported revenue consists of advertising revenues and commissions, derived from and generated in connection with purchases made by Travelzoo members, and membership fees.

In Q4, we continued to invest significantly in acquiring more Club Members when we saw that we can achieve a positive return on investment (ROI). Marketing costs were expensed immediately. Membership fees revenue is recognized ratably over the subscription period of 12 months. The effect is a sizable reduction in EPS. We refer to our investor presentation.

Net loss attributable to Travelzoo was $19,000 for Q4 2025, or $0.00 per share, compared with $0.26 per share in the prior-year period.

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Non-GAAP operating profit was $0.9 million. Non-GAAP operating profit excludes amortization of intangibles ($2,000) and stock option expenses ($339,000). Please refer to “Non-GAAP Financial Measures” and the tabular reconciliation below.

“We will continue to leverage Travelzoo's global reach, trusted brand, and strong relationships with top travel suppliers to negotiate more Club Offers for Club Members and add new benefits, such as our popular complimentary airport lounge access worldwide in case of a delayed flight,” said Holger Bartel, Travelzoo's Global CEO. “Travelzoo members are affluent, active, and open to new experiences. We inspire travel enthusiasts to travel to places they never imagined they could. Travelzoo is the must-have membership for those who love to travel as much as we do."

Travelzoo North America
North America business segment revenue increased 6% year-over-year to $14.8 million. Operating profit for Q4 2025 was $1.5 million, or 10% of revenue, compared to operating profit of $4.6 million or 33% of revenue in the prior-year period.

Travelzoo Europe
Europe business segment revenue increased 16% year-over-year to $6.3 million. Operating loss for Q4 2025 was $1 million, or 16% of revenue, compared to operating profit of $159,000, or 3% of revenue in the prior-year period. The reported operating loss occurred because we acquired more Club Members.

Jack’s Flight Club
Jack’s Flight Club is a membership subscription service in which Travelzoo has a 60% ownership interest. Revenue increased 2% year-over-year to $1.3 million. The number of premium subscribers remained flat year-over-year. Jack’s Flight Club’s revenue from subscriptions is recognized ratably over the subscription period (quarterly, semi-annually, annually). Operating profit for Q4 2025 was $153,000, compared to operating profit of $150,000 in the prior-year period.

New Initiatives
New Initiatives business segment revenue, which includes Licensing and Travelzoo META, was $16,000. Operating loss for Q4 2025 was $34,000.

In 2020, Travelzoo entered into royalty-bearing licensing agreements with local licensees for the exclusive use of Travelzoo’s brand, business model, and members in Australia, Japan, New Zealand, and Singapore. Under these arrangements, Travelzoo’s existing members in Australia, Japan, New Zealand, and Singapore will continue to be owned by Travelzoo as the licensor. Licensing revenue from
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the licensee in Australia was $8,000 for Q4 2025. Licensing revenue from the licensee in Japan was $7,000 for Q4 2025. Licensing revenue is expected to increase going forward.

Reach
Travelzoo reaches 30 million travelers. This includes Jack's Flight Club. Comparisons to prior periods are no longer meaningful due to strategic developments of the Travelzoo membership.

Income Taxes
The reported income tax provision and reserves for Q4 2025 are $521,000. Travelzoo intends to utilize available net operating losses (NOLs) to largely offset its tax liability for Q4 2025.

Balance Sheet
As of December 31, 2025, cash, cash equivalents and restricted cash were $10.8 million. Cash flow from operations was $1.5 million.

Deferred revenue increased because membership fees are earned over the subscription period. Membership fees revenue is recognized ratably over the subscription period.

Share Repurchase Program
During Q4 2025, the Company didn't repurchase shares of its outstanding common stock.

Looking Ahead
For Q1 2026, we expect year-over-year revenue growth to continue. We expect continued revenue growth in subsequent quarters, as membership fees revenue is recognized ratably over the subscription period of 12 months, as we acquire new members, and as more Legacy Members become Club Members. Over time, we expect profitability to increase as recurring membership fees revenue will be recognized. In the short-term, fluctuations in reported net income are possible. We might see attractive opportunities to increase marketing. We expense marketing costs immediately.

In 2024, we introduced a membership fee for Travelzoo. Legacy Members, who joined prior to 2024, continue to receive certain travel offers. However, Club Offers and new benefits are only available to Club Members, who pay the membership fee. Therefore, we are seeing many Legacy Members become Club Members over time—in addition to new members who join.

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Non-GAAP Financial Measures
Management calculates non-GAAP operating income when evaluating the financial performance of the business. Calculation of non-GAAP operating income, also called “non-GAAP operating profit” in this press release and today’s earnings conference call, excludes the following items: amortization of intangibles, stock option expenses, and severance-related expenses. This press release includes a table which reconciles GAAP operating income to the calculation of non-GAAP operating income. Non-GAAP operating income is not required by, or presented in accordance with, generally accepted accounting principles in the United States of America ("GAAP"). This information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures reported by other companies.

Conference Call
Travelzoo will host a conference call to discuss fourth quarter 2025 results today at 11:00 a.m. ET. Please visit http://ir.travelzoo.com/events-presentations to
•download the management presentation (PDF format) to be discussed in the conference call
•access the webcast.

About Travelzoo
We, Travelzoo®, are the club for travel enthusiasts. We reach 30 million travelers. Club Members receive Club Offers negotiated and rigorously vetted by our deal experts around the globe. Our relationships with thousands of top travel companies give us access to irresistible deals. Our club and its benefits are built around the lifestyle of a modern travel enthusiast.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect”, “predict”, “project”, “anticipate”, “believe”, “estimate”, “intend”, “plan”, “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

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Travelzoo
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenues	$22,474	$20,678	$91,719	$83,902
Cost of revenues	4,944	2,761	18,076	10,469
Gross profit	17,530	17,917	73,643	73,433
Operating expenses:
Sales and marketing	10,889	8,239	45,267	34,470
Product development	588	644	2,551	2,407
General and administrative	5,499	4,183	18,919	18,058
Total operating expenses	16,976	13,066	66,737	54,935
Operating income	554	4,851	6,906	18,498
Other income (loss), net	27	(86)	753	588
Income from operations before income taxes	581	4,765	7,659	19,086
Income tax expense	521	1,484	2,679	5,404
Net income	60	3,281	4,980	13,682
Net income attributable to non-controlling interest	79	64	280	118
Net income (loss) attributable to Travelzoo	$(19)	$3,217	$4,700	$13,564

Net income per share—basic	$—	$0.27	$0.42	$1.08

Net income per share—diluted	$—	$0.26	$0.41	$1.06

Shares used in per share calculation—basic	10,932	11,831	11,180	12,594
Shares used in per share calculation—diluted	10,959	12,358	11,477	12,852
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Travelzoo
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$10,007	$17,064
Accounts receivable, net	10,723	12,825
Prepaid income taxes	1,278	736
Prepaid expenses and other	1,302	1,148
Total current assets	23,310	31,773
Deposits and other	166	374
Deferred tax assets	4,202	3,380
Restricted cash	756	675
Operating lease right-of-use assets	4,047	5,655
Property and equipment, net	231	423
Intangible assets, net	1,452	1,498
Goodwill	10,944	10,944
Total assets	$45,108	$54,722
Liabilities and Equity
Current liabilities:
Accounts payable	$7,761	$6,162
Merchant payables	11,665	16,294
Accrued expenses and other	3,926	3,404
Deferred revenue	8,728	6,545
Income tax payable	193	1,619
Operating lease liabilities	1,811	2,472
Total current liabilities	34,084	36,496
Long-term tax liability	9,260	7,851
Long-term operating lease liabilities	4,184	5,646
Other long-term liabilities	—	376
Total liabilities	47,528	50,369
Common stock	109	118
Tax indemnification	(9,537)	(9,537)
Retained earnings	7,244	14,284
Accumulated other comprehensive loss	(5,331)	(5,327)
Total Travelzoo stockholders’ equity (deficit)	(7,515)	(462)
Non-controlling interest	5,095	4,815
Total stockholders' equity (deficit)	(2,420)	4,353
Total liabilities and stockholders' equity	$45,108	$54,722
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Travelzoo
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2025	2024	2025	2024
Cash flows from operating activities:
Net income	$60	$3,281	$4,980	$13,682
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	64	170	303	907
Stock-based compensation	339	405	1,447	1,646
Deferred income tax	(520)	(476)	(516)	(518)
Net foreign currency effects	7	132	(216)	(33)
Provision of loss (net recoveries) on accounts receivable and refund reserve	152	(81)	182	40
Changes in operating assets and liabilities:
Accounts receivable	1,619	113	2,374	(145)
Prepaid income taxes	(615)	354	(531)	(107)
Prepaid expenses, deposits and other	883	319	181	950
Accounts payable	(661)	1,286	1,473	1,716
Merchant payables	(131)	(709)	(5,184)	(4,057)
Accrued expenses and other	(647)	(661)	214	(282)
Deferred revenue	(348)	2,767	2,015	4,556
Income tax payable	1,077	264	(1,507)	857
Other liabilities	173	507	446	1,888
Net cash provided by operating activities	1,452	7,671	5,661	21,100
Cash flows from investing activities:
Purchases of property and equipment	(16)	(48)	(65)	(177)
Net cash used in investing activities	(16)	(48)	(65)	(177)
Cash flows from financing activities:
Repurchase of common stock	—	(2,324)	(12,964)	(18,929)
Proceeds from note receivable from shareholder	—	1,920	—	1,753
Exercise of stock options and taxes paid for net share settlement of equity awards	—	(1,195)	(104)	(1,797)
Net cash used in financing activities	—	(1,599)	(13,068)	(18,973)
Effect of exchange rate on cash, cash equivalents and restricted cash	80	(390)	495	(599)
Net increase (decrease) in cash, cash equivalents and restricted cash	1,516	5,634	(6,977)	1,351
Cash, cash equivalents and restricted cash at beginning of period	9,247	12,106	17,740	16,389
Cash, cash equivalents and restricted cash at end of period	$10,763	$17,740	$10,763	$17,740
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Travelzoo
Segment Information from Continuing Operations
(Unaudited)
(In thousands)

Three months ended December 31, 2025	Travelzoo North America	Travelzoo Europe	Jack's Flight Club	New Initiatives	Consolidated
Revenues from unaffiliated customers	$14,705	$6,377	$1,376	$16	$22,474
Intersegment revenues	95	(62)	(33)	—	—
Total net revenues	14,800	6,315	1,343	16	22,474
Sales and marketing expenses	6,101	4,295	493	—	10,889
Other expenses	7,244	3,040	697	50	11,031
Operating profit (loss)	1,455	(1,020)	153	(34)	554
Other income (loss), net					27
Income from operations before income taxes					581

Three months ended December 31, 2024	Travelzoo North America	Travelzoo Europe	Jack's Flight Club	New Initiatives	Consolidated
Revenues from unaffiliated customers	$13,834	$5,508	$1,317	$19	$20,678
Intersegment revenues	74	(68)	(6)	—	—
Total net revenues	13,908	5,440	1,311	19	20,678
Sales and marketing expenses	4,641	3,110	488	—	8,239
Other expenses	4,689	2,171	673	55	7,588
Operating profit (loss)	4,578	159	150	(36)	4,851
Other income, net					(86)
Income from operations before income taxes					4,765

Twelve months ended December 31, 2025	Travelzoo North America	Travelzoo Europe	Jack's Flight Club	New Initiatives	Consolidated
Revenues from unaffiliated customers	$59,001	$27,122	$5,516	$80	$91,719
Intersegment revenues	1,291	(1,146)	(145)	—	—
Total net revenues	60,292	25,976	5,371	80	91,719
Sales and marketing expenses	25,501	17,396	2,370	—	45,267
Other expenses	25,796	10,895	2,660	195	39,546
Operating profit (loss)	8,995	(2,315)	341	(115)	6,906
Other income, net					753
Income from operations before income taxes					7,659

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Twelve months ended December 31, 2024	Travelzoo North America	Travelzoo Europe	Jack's Flight Club	New Initiatives	Consolidated
Revenues from unaffiliated customers	$54,968	$24,113	$4,714	$107	$83,902
Intersegment revenues	124	(42)	(82)	—	—
Total net revenues	55,092	24,071	4,632	107	83,902
Sales and marketing expenses	19,748	12,561	1,881	280	34,470
Other expenses	19,461	8,429	2,707	337	30,934
Operating profit (loss)	15,883	3,081	44	(510)	18,498
Other income, net					588
Income from operations before income taxes					19,086

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Travelzoo
Reconciliation of GAAP to Non-GAAP Information
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2025	2024	2025	2024
GAAP operating expense	$16,976	$13,066	$66,737	$54,935
Non-GAAP adjustments:
Amortization of intangibles (A)	2	93	48	593
Stock option expenses (B)	339	405	1,447	1,644
Severance-related expenses (C)	—	—	395	360
Non-GAAP operating expense	16,635	12,568	64,847	52,338

GAAP operating income	554	4,851	6,906	18,498
Non-GAAP adjustments (A through C)	341	498	1,890	2,597
Non-GAAP operating income	895	5,349	8,796	21,095

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